Exhibit 99.1

Press Release

Vuzix Reports Fourth Quarter and Full Year 2019 Results

ROCHESTER, N.Y., March 16, 2020 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its fourth quarter and full year financial results for the period ended December 31, 2019.

“Despite the quarterly swings in our revenue, 2019 was a year of many successful transitions and continued development and progress for Vuzix on many fronts,” said Paul Travers, President and CEO of Vuzix. “On the product side, we introduced and commenced shipment this fall of our M400, the latest model currently available in our M-Series enterprise smart glasses line and which offers industry leading performance and capabilities. This was followed with the recent announcement of our waveguide-based M4000, the first in a line of powerful see-through enterprise-focused smart glasses. We also enhanced the features of the Vuzix Blade to incorporate the feedback received from our customers; the mid-2020 version of the Blade will incorporate embedded stereo audio as well as an improved auto focus camera and is now better suited for enterprise deployments in addition to being a great prosumer product. On the applications side, we expanded our support of our M-Series and Vuzix Blade Smart Glasses, both internally and with dozens of new software partners.”

“Final assembly of our M-Series products was successfully relocated from China back to our ISO 9001:2015 manufacturing facility in West Henrietta. We have successfully scaled and matured the production of our M-Series Smart Glasses, Vuzix Blades and waveguides and our operations are now running with consistent yields across the board to meet our planned needs in 2020,” Mr. Travers continued. “Our cost reduction programs also continue to yield success and we intend to strive for further reductions in 2020 as we grow revenue and move toward profitability. In terms of technology, we made steady progress regarding the development of thinner waveguides with improved light efficiencies and significantly smaller microLED-based display engines. As a result of these developments we have seen an acceleration and positive impact on our customer relationships, both in terms of their smart glasses usage as well as potential OEM projects.”

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the quarters and years ended December 31, 2019 and 2018, respectively. Readers should refer to our Form 10-K for the year ended December 31, 2019, for additional information as well as important risk factors:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Sales:
Sales of Products	$1,729,960	$1,838,640	$5,997,453	$7,692,102
Sales of Engineering Services	222,530	140,850	673,151	402,266

Total Sales	1,952,490	1,979,490	6,670,604	8,094,368
Cost of Products and Eng. Services	1,748,424	1,679,426	6,506,066	6,326,086
Cost of Inventory Reserve for Obsolescence	4,572,659	-	4,572,659	-

Gross (Loss) Profit	(4,368,593)	300,064	(4,408,121)	1,768,282

Operating Expenses:
Research and Development	2,060,830	3,290,369	8,900,837	10,378,728
Selling and Marketing	1,198,921	777,087	4,215,611	4,822,639
General and Administrative	1,351,173	1,321,261	6,600,092	6,973,238
Depreciation and Amortization	645,799	523,330	2,441,581	1,469,664
Impairment of Software Development Costs	-	-	-	196,223
Gain (Loss) on Inventory Revaluation and Product Discontinuance	-	-	-	(211,416)

Loss from Operations	(9,625,316)	(5,611,983)	(26,566,242)	(21,860,794)

Total Other Income (Expense)	41,331	48,124	89,872	(14,919)

Net Loss	$(9,583,985)	$(5,563,859)	$(26,476,370)	$(21,875,713)
Loss per Share after accrued Preferred Dividends	$(0.31)	$(0.22)	$(0.94)	$(0.87)

Fourth Quarter 2019 Financial Results

For the three months ended December 31, 2019, total revenues were $2.0 million, reflecting a small 1.3% decrease versus the prior year’s period.

There was an overall gross profit of $0.2 million for the three months ended December 31, 2019, before a $4.6 million inventory reserve for obsolescence that was recorded in the fourth quarter, as compared to gross profit of $0.3 million for the same period in 2018.

Research and Development (R&D) expense was $2.1 million for the three months ended December 31, 2019 compared to $3.3 million for the comparable 2018 period. The decrease in R&D expense was primarily driven by a year-over-year drop in external consulting fees related to the Vuzix Blade and M400 products.

Selling and Marketing expense was $1.2 million for the three months ended December 31, 2019 compared to $0.8 million for the comparable 2018 period.

General and administrative expense for the three months ended December 31, 2019 was $1.4 million versus $1.3 million in the prior year’s period.

Net cash operating loss after adding back non-cash adjustments for the fourth quarter of 2019 was $4.0 million, a $0.5 million improvement versus the average quarterly rate for the first three quarters of 2019.

Full Year 2019 Financial Results

For the full year ended December 31, 2019, total revenues were $6.7 million, a decrease of 18% over the comparable period in 2018. The decrease in revenues for the year was due to multiple factors including price reductions on the M300XL and Vuzix Blade Smart Glasses and customer deferrals related to the timing of the production and delivery of the newer M400 Smart Glasses that commenced in fall of 2019.

There was an overall gross profit of $0.2 million for the full year ended December 31, 2019, before a $4.6 million inventory reserve for obsolescence that was recorded in the fourth quarter, as compared to gross profit of $1.8 million for the same period in 2018. Other factors contributing to the decline included lower product sales, higher manufacturing overhead costs with the move of production back from China and price reductions on the M300XL and Vuzix Blade Smart Glasses implemented mid-year, partially due to new product introductions.

Research and Development (R&D) expense was $8.9 million for the full year ended December 31, 2019 compared to $10.4 million for the comparable 2018 period, a decrease of 14%, mainly the result of bringing further R&D work in house for greater speed and efficiency rather than using more costly external contractors.

Selling and Marketing expense was $4.2 million for the full year ended December 31, 2019 compared to $4.8 million for the comparable 2018 period, a decrease of 13%.

General and administrative expense decreased by 5% for the full year ended December 31, 2019, reflecting a drop to $6.6 million from $7.0 million in the prior year’s period.

The net loss attributable to common stockholders after accrued preferred share dividends for the full year ending December 31, 2019 was $28.4 million or $0.94 cents per share versus a net loss of $23.7 million or $0.87 for the same period in 2018.

Net cash operating loss after adding back non-cash adjustments for the full year of 2019 was $17.9 million as compared to the prior year’s total of $18.0 million.

As of December 31, 2019, the Company maintained cash and cash equivalents of $10.6 million and an overall working capital position of $16.4 million.

Management Outlook

“We are well-positioned to achieve significant top line growth in 2020, thanks to the growing success of our current and new M-Series and Vuzix Blade Smart Glasses along with new and existing waveguide-based OEM engineering services programs,” said Paul Travers, President and CEO of Vuzix. “Our manufacturing operations in West Henrietta, NY are now fully operational and ready to support the expected increase in business. And while the current global economic and public health issues indicate some potential challenges for all of us, we feel our products and services will be successful even in these environments as there has never been a better time to work hands-free and remotely with AR smart glasses than today. Our Smart Glasses and the many video conferencing applications that work with them are tailor-made for reducing the need for travel and helping to maintain remote operations. Clearly, overall industry momentum is building as customers recognize the value of AR glasses and are increasingly gravitating toward the most wearable and functional products available.”

Conference Call Information

Date: Monday, March 16, 2020

Time: 8:30 a.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the fourth quarter and full year ended December 31, 2019.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days, starting on March 16, 2020, at approximately 9:30 a.m. (ET). To access the telephonic replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13699933.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 150 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2020 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website,  Twitter and Facebook pages.

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Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations, Vuzix Corporation ed_mcgregor@vuzix.com Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com